Anne-Marie Megela	Exhibit 99.1
Vice President, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
GEVITY ANNOUNCES PROPOSED 2006 SLATE OF DIRECTORS
BRADENTON, FL, April 24, 2006 - Gevity (NASDAQ: GVHR), the leading provider of a comprehensive insourced employment management solution, announced today that board members Erik Vonk, George B. Beitzel, Darcy E. Bradbury, James E. Cowie, Jonathan H. Kagan, David S. Katz and Jeffrey A. Sonnenfeld will stand for re-election at the company’s upcoming annual shareholder meeting on May 18, 2006. In addition, Paul R. Daoust was nominated by the board of directors for election to the board at the 2006 annual meeting.
Mr. Daoust, age 58, currently serves as Chairman and Chief Executive Officer of HighRoads, Inc., a privately held technology enabled solutions company providing benefits lifecycle management. Prior to joining HighRoads in February 2005, Mr. Daoust served as Chairman and Chief Executive Officer of GRX Technologies, Inc. from October 2000 until his retirement in July 2003. Additionally, he served as Executive Vice President and Chief Operating Officer of Watson Wyatt Worldwide. Mr. Daoust is currently on the advisory boards of both Brodeur Worldwide and LaborMetrix, Inc.
Erik Vonk, Chairman and Chief Executive Officer, commented, “We are excited to announce the nomination of Paul Daoust to stand for election to Gevity’s board of directors. Paul brings a wealth of knowledge and operational and managerial experience to the table. We look forward to his advice and counsel.”
James F. Manning and A.D. Frazier will not stand for re-election to the company’s board of directors.
Mr. Manning, 76, who has served Gevity in various roles over the years, has expressed his desire to step down from the board. He served as interim Chairman and Chief Executive Officer of Gevity from October 2001 to April 2002 and served as a director of Gevity since October 2001. He has held a variety of positions in the company throughout the last 11 years, including President from July 1995 to December 1996, and Vice Chairman of the Board from January 1997 until December 1997. Mr. Manning will continue to serve as a director until the company’s 2006 annual meeting of shareholders.
In March 2006, Mr. Frazier was appointed Chairman and Chief Executive Officer of Danka Business Systems PLC, a company on whose board of directors our Chairman and Chief Executive Officer, Mr. Vonk, currently sits. Mr. Frazier has expressed the need to concentrate on the responsibilities of these new positions and will, therefore, not be standing for re-election to Gevity’s board of directors. Mr. Frazier was appointed to Gevity’s board on February 16, 2005, and will continue to serve as a director until the company’s 2006 annual meeting of shareholders.
Mr. Vonk stated, “We are grateful to Jim and A.D., both of whom have played invaluable roles in shaping the company that exists today. We appreciate the dedication they have given to Gevity and wish them well in their future endeavors.”

Anne-Marie Megela	Exhibit 99.1
Vice President, Investor Relations
1.800.2GEVITY (1.800.243.8489), x4672
annemarie.megela@gevity.com
About Gevity
Gevity helps clients increase profits, grow sales and improve customer satisfaction through our comprehensive employment management solution. We serve as the insourced human resource department to small- and medium-sized businesses nationwide. Our unique approach integrates three key drivers of business success: workforce alignment, administrative relief and business protection. We deliver our solution through our innovative people, processing and portal approach, combining the resources of our highly skilled human resource consultants and our scalable, Web-enabled technology platform.
A copy of this press release can be found on the company’s Web site at www.gevity.com.
Pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), Gevity HR, Inc. (“Gevity” or the “Company”) is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of the Company herein, in other filings made by the Company with the Securities and Exchange Commission, in press releases or other writings, including in electronic form on its internet web site(s), or orally, whether in presentations, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as “will result,” “are expected to,” “anticipated,” “plans,” “intends,” “will continue,” “estimated,” and “projection”) are not historical facts and may be forward-looking and, accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of the Company to be materially different from any future results or performance expressed or implied by such forward-looking statements. These factors are described in further detail in the Company’s Annual Report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission. The Company cautions that these factors could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.